NEWS RELEASE

SOUTHWESTERN ENERGY COMPANY ANNOUNCES SUCCESSION PLANS

Greg Kerley to Retire; Craig Owen Promoted to Chief Financial Officer

Houston, Texas – August 2, 2012...Southwestern Energy Company (NYSE: SWN) announced today that Greg D. Kerley will retire as an executive of the company and its subsidiaries effective at the end of the third quarter. In connection with Mr. Kerley’s retirement, the company has promoted R. Craig Owen to Chief Financial Officer effective October 1, 2012.

Mr. Kerley has served in various roles for over 22 years at Southwestern, beginning in 1990 as Controller and Chief Accounting Officer then serving as Treasurer and Secretary before he was named Senior Vice President and Chief Financial Officer in 1998 and promoted to Executive Vice President in 1999. He became a Director of the Company in August 2010. Mr. Kerley will continue to serve on the Board of Directors until the 2013 Annual Meeting of Shareholders, at which time Mr. Kerley intends to seek re-election to the Board.

“I am forever grateful to have been a part of such an outstanding company,” stated Mr. Kerley. “To witness how our company has changed over the past 22 years has been amazing and I am so fortunate to have been able to be a part of our transformation from an Arkansas utility to the 7th largest gas producer in the country. I look forward to my continued involvement with the company and am confident that we continue to be in good hands with Craig as he assumes his new role to lead our finance and accounting functions.”

Mr. Owen joined Southwestern in July 2008 as Controller and was named Chief Accounting Officer in December 2008 and has served as Senior Vice President since April 2012. Prior to Southwestern, he was the Controller, Operations Accounting at Anadarko Petroleum Corporation and has held various managerial and financial positions at PricewaterhouseCoopers LLP, ARCO Pipe Line Company and Hilcorp Energy Company. Mr. Owen holds a bachelor of business administration degree in accounting from Texas A&M University and is a Certified Public Accountant.

“Greg has been a dear friend and devoted employee of the company for many years,” remarked Steve Mueller, President and Chief Executive Officer of Southwestern Energy. “His contributions to the achievements of this company are abundant, as he has been a part of every integral decision and project throughout SWN’s outstanding growth. While it will be sad not to see him every day, we know that he will still be intimately involved with the company as a Director. I want to personally thank Greg for his passionate leadership with SWN and wish him an exciting and fulfilling retirement.”

Southwestern Energy Company is an independent company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:

Brad D. Sylvester, CFA

Vice President, Investor Relations

(281) 618-4897

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